Exhibit 99.1
Sun New Media to Add Giant Credit Database to its Business
Transaction Platform Capabilities
Acquisition additionally secures on-line media content including China Media News and China Website
Newsletter, CVA News, and Dragon List Music Report
New York, NY- (PRNewswire)-June 14, 2006 — Sun New Media Inc. (“SNMD”) (OTCBB: SNMD) today announced that it has agreed to purchase Credit Network 114 Limited from Sun Media Investment Holdings Ltd. The acquisition will deliver to SNMD the largest business credit database in China, with information compiled on over 17 million member companies representing 93 industries in 31 provinces, cities and autonomous regions in China. This Network Database lists enterprise name, contact person, address, post code, zip code, telephone, annual production output, employee headcount, chief products/service and date of establishment organized in an online format that member companies would be able to access and search by name, geography, business type, and many other criteria. In a supplementary agreement, SNMD will also acquire state-of-the-art search engine technology and additional exclusive on-line business media content. An independent valuation of Credit 114 has determined the value of the entity to be higher than the purchase price.
As a part of the purchase agreement, SNMD will also be given exclusive on-line rights for the release of several business media information products. Included in these products will be exclusive authorization by Dragon List for its on-line Music Sales Report and Music Radio Report, an exclusive authorization by the Ministry of Culture and China Audio and Video Press for the release of on-line CVA News, and exclusive authorization by the Information Office of State Council and China Media Report for the release of China Website Newsletter.
The transaction will take place over a 90 day period, over which time SNMD will pay Sun Media Investment Holdings a total of US $2.5 million for 100 percent ownership of Credit 114 and the assets described above. The first of four equal payments of US $625,000 will be made within 10 days of signing the agreement, the second within 30 days of signing, the third within 60 days and the fourth within 90 days.
Ricky Ang, CEO of SNMD, described the importance of this acquisition to SNMD’s business strategy. “Credit 114 gives users of SNMD vertical market websites easy access to credit information, which is critically important in business to business transactions, but the value of this acquisition, goes beyond supplying credit information to our site users. By making this searchable database available to users of our vertical industry websites, we are building an invaluable service that will bring more users to our industry websites more frequently.”
Mr. Ang added, “The media products included in this transaction will be added to our business media offerings, which already include hundreds of exclusive industry-specific publications, general publications, on-line newsletters, plus on-line rights to international and domestic news publications. These media products serve the same purpose as the database, enhancing the value of Sun New Media’s platform to business users. We want our websites to be so robust and helpful that companies will use them as a part of their daily business routine.”
About Sun New Media Inc.
Sun New Media is China’s leading multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in China’s fastest growing verticals, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach.
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in Sun New Media’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that Sun New Media will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.